EXHIBIT 3.(i).3

                           CERTIFICATE OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                         FBI FRESH BURGERS INTERNATIONAL

                            A California corporation


     The undersigned hereby certifies as follows:

     ONE: That they are the President and Secretary, respectively, of FBI FRESH BURGERS INTERNATIONAL, a Nevada corporation.

     TWO: That, at a meeting of the Board of Directors on September 26, 2001, the Corporation approved the amendment of its articles of incorporation by adopting the following resolution:

     RESOLVED, that Article FIRST of the Articles of Incorporation are amended to read as follows:

     "FIRST: The name of this corporation is AMERICAN AMMUNITION, INC.

     FURTHER RESOLVED, that Article FIFTH of the Articles of Incorporation are amended to read as follows:

     "FIFTH: This corporation is authorized to issue two classes of stock; common and preferred. The total number of common shares which this corporation is authorized to issue is three hundred million (300,000,000) common shares, each with a par value of $.001 per share. Upon amendment of this Article Fifth, each outstanding share of common stock shall be converted into 3 shares of common stock.

     The number of preferred shares which the corporation is authorized to issue is twenty million (20,000,000), each with $.001 per share par value, which preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors, each of which series shall be distinctly designated.

     The Board of Directors is authorized to fix or alter the voting rights, designated powers, preferences, and relative and other special rights, and the qualifications, limitations, and restrictions of any wholly unissued series or decrease the number of shares of any such series subsequent to the issue of shares of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of that series."

     THREE: This amendment was approved by the required vote of shareholders in accordance with the corporations law of the state of California. The total amount of outstanding shares is Two Million Nine Hundred Fifty Thousand Four Hundred (2,950,400). The number of shares voting for the


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amendment equaled or exceeded the vote required;  more than fifty percent (50%).
The number of shares voting for the amendment was Two Million Nine Hundred Twenty Seven Thousand (2,927,000) shares, equaling 99.2% of all shares entitled to vote.


Dated: September 26, 2001              /s/ Artem Gotov
                                       ----------------------------------------
                                       ARTEM GOTOV, PRESIDENT



Dated: September 26, 2001              /s/ Artem Gotov
                                       ----------------------------------------
                                       AGATA GOTOVA, SECRETARY


     We, the undersigned, hereby declare, under penalty of perjury, in accordance with the laws of the State of California, that we are the President and Secretary of the above-referenced corporation, that we executed the above-referenced Certificate of Amendment to Articles of Incorporation, that we have personal knowledge of the information contained therein, and that the information contained therein is true and correct

June 20, 2001

                                       /s/ C.  Thomas McMillen
                                       ----------------------------------------
                                       C. THOMAS McMILLEN, President

                                       /s/ Michael Brigante
                                       ----------------------------------------
                                       MICHAEL BRIGANTE, Secretary